EXHIBIT 99.1

1 Becton Drive

Franklin Lakes, NJ 07417

www.bd.com

News Release

Contacts:

Colleen T. White, Corporate Communications – 201-847-5369

Patricia A. Spinella, Investor Relations – 201-847-5453

BD BOARD DECLARES DIVIDEND

Franklin Lakes, NJ (November 20, 2007) – The Board of Directors of BD (Becton, Dickinson and Company) (NYSE:BDX) has declared a quarterly dividend of 28.5 cents per common share, an increase of 4 cents per share, or 16.3%, from the previous quarter. The dividend will be payable on January 2, 2008 to holders of record on December 12, 2007. At the current rate, the annual dividend for fiscal 2008 would be $1.14 per share.

“This marks the 35th consecutive year that BD has increased its dividend. We are committed to a very strong return of cash to our shareholders,” said Edward J. Ludwig, BD Chairman, President and Chief Executive Officer.

About BD

BD, a leading global medical technology company that manufactures and sells medical devices, instrument systems and reagents, is dedicated to improving people’s health throughout the world. BD is focused on improving drug therapy, enhancing the quality and speed of diagnosing infectious diseases, and advancing research and discovery of new drugs and vaccines. The Company’s capabilities are instrumental in combating many of the world’s most pressing diseases. Founded in 1897 and headquartered in Franklin Lakes, New Jersey, BD employs approximately 28,000 people in approximately 50 countries throughout the world. The Company serves healthcare institutions, life science researchers, clinical laboratories, industry and the general public. For more information, please visit www.bd.com.

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